As filed with the Securities and Exchange Commission on September 28, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
__________________________

PACIFICORP
(Exact name of registrant as specified in its charter)

Oregon	93-0246090
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

825 N.E. Multnomah Street
Portland, Oregon 97232
888-221-7070
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
_________________________

Nikki L. Kobliha
Director, Vice President, Chief Financial Officer and Treasurer, PacifiCorp
825 N.E. Multnomah Street, Suite 1900
Portland, Oregon 97232
888-221-7070

(Name, address, including zip code, and telephone number, including area code, of agent for service)
_________________________

Copy to:

Jeffery B. Erb Corporate Secretary, PacifiCorp and Chief Corporate Counsel & Corporate Secretary of Berkshire Hathaway Energy 825 N.E. Multnomah Street, Suite 2000 Portland, Oregon 97232 (503) 813-5029	M. Christopher Hall Kara E. Tatman Perkins Coie LLP 1120 N.W. Couch Street, Tenth Floor Portland, Oregon 97209 (503) 727-2000

Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective as determined by market conditions and other factors.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) of the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
		(Do not check if a smaller reporting company)	Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price (1)	Amount of registration fee (2)(3)
First Mortgage Bonds	$2,000,000,000	$249,000

(1)          Estimated in accordance with Rule 457 under the Securities Act solely for the purpose of calculating the registration fee.

(2)          Calculated in accordance with Rule 457(o) under the Securities Act.

(3)          The $2,000,000,000 of securities registered pursuant to this registration statement includes $725,000,000 of securities (the “Unsold Securities”) registered by the registrant pursuant to Registration Statement No. 333-207687, which was initially filed on October 30, 2015 and declared effective on January 11, 2016, pursuant to which a filing fee of $73,007.50 was paid for the Unsold Securities. Pursuant to Rule 415(a)(6) under the Securities Act, the filing fees previously paid in connection with the Unsold Securities will continue to be applied to the Unsold Securities. A filing fee of $158,737.50 is paid herewith in connection with the $1,275,000,000 of new securities registered hereunder.

 The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
__________________________

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated September 28, 2018

PROSPECTUS

PACIFICORP

$2,000,000,000

FIRST MORTGAGE BONDS

PacifiCorp, an Oregon corporation, may from time to time offer First Mortgage Bonds (“Additional Bonds” or “Securities”) in one or more issuances or series at prices and on terms to be determined at the time of sale such that the aggregate initial offering price thereof will not exceed $2,000,000,000.

We will provide specific terms of the Securities, including, as applicable, the amount offered, offering prices, interest rates, maturities and redemption or repurchase provisions, in supplements to this prospectus. The supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any supplements carefully before you invest.

We may sell the Securities directly or through agents designated from time to time or through underwriters or dealers. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements. The “Plan of Distribution” section in this prospectus provides more information on this topic.

This prospectus may not be used to consummate sales of Securities unless accompanied by a prospectus supplement relating to the Securities offered.

Investing in our Securities involves risks. See the “Risk Factors” section beginning on page 2 of this prospectus for information on certain matters you should consider before buying our Securities.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is , 2018.

We have not authorized anyone to give you any information other than this prospectus and any supplements to this prospectus. You should not assume that the information contained in this prospectus, any prospectus supplement, any document incorporated by reference in this prospectus or any free writing prospectuses is accurate as of any date other than the date mentioned on the cover page of those documents. Our business, financial condition and results of operations may have changed since that date. We are not offering to sell the Securities and we are not soliciting offers to buy the Securities in any jurisdiction in which offers are not permitted.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that PacifiCorp filed with the U.S. Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, we may from time to time sell the Securities described in this prospectus in one or more offerings. This prospectus provides a general description of the Securities. Each time we sell Securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. That prospectus supplement may include or incorporate by reference a detailed and current discussion of any risk factors and will discuss any special considerations applicable to those Securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.” If there is any inconsistency between the information in this prospectus and any prospectus supplement related to offered Securities, you should rely on the information contained in that prospectus supplement.

Unless otherwise indicated or unless the context otherwise requires, in this prospectus, the words “PacifiCorp,” “Company,” “we,” “our” and “us” refer to PacifiCorp, an Oregon corporation, and its subsidiaries.

For more detailed information about the Securities, you can read the exhibits to the registration statement. Those exhibits have been either filed with the registration statement or incorporated by reference to earlier SEC filings listed in the registration statement. See “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the additional information referred to under the heading ‘‘Where You Can Find More Information’’ may contain ‘‘forward-looking statements’’ within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are ‘‘forward-looking statements’’ for purposes of these provisions. Examples include discussions as to our expectations, beliefs, plans, goals, objectives and future financial or other performance or assumptions concerning matters discussed, including through incorporation by reference, in this prospectus. This information, by its nature, involves estimates, projections, forecasts, risks and uncertainties that could cause actual results or outcomes to differ substantially from those expressed in the forward-looking statements found in this prospectus and the documents incorporated by reference in this prospectus.

Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our ability to control. We have identified a number of these factors in our filings with the SEC, including the Form 10-K, the Forms 10-Q and the Forms 8-K incorporated by reference in this prospectus, and we refer you to those reports for further information.

Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made. The forward-looking statements in this prospectus and the documents incorporated by reference in this prospectus are qualified in their entirety by the preceding cautionary statements.

THE COMPANY
We are a United States regulated electric utility company headquartered in Oregon that serves 1.9 million retail electric customers in portions of Utah, Oregon, Wyoming, Washington, Idaho and California. We are principally engaged in the business of generating, transmitting, distributing and selling electricity. Our combined service territory covers approximately 141,000 square miles and includes diverse regional economies across six states. No single segment of the economy dominates the service territory, which helps mitigate our exposure to economic fluctuations. In the eastern portion of the service territory, consisting of Utah, Wyoming and southeastern Idaho, the principal industries are manufacturing, mining or extraction of natural resources, agriculture, technology, recreation and government. In the western portion of the service territory, consisting of Oregon, southern Washington and northern California, the principal industries are agriculture, manufacturing, forest products, food processing, technology, government and primary metals. In addition to retail sales, we buy and sell electricity on the wholesale market with other utilities, energy marketing companies, financial institutions and other market participants to balance and optimize the economic benefits of electricity generation, retail customer loads and existing wholesale transactions. Certain of our subsidiaries support our electric utility operations by providing coal mining services.

Our operations are conducted under numerous franchise agreements, certificates, permits and licenses obtained from federal, state and local authorities. The average term of the franchise agreements is approximately 25 years, although their terms range from five years to indefinite. Several of these franchise agreements allow the municipality the right to seek amendment to the franchise agreement at a specified time during the term. We generally have an exclusive right to serve electric customers within our service territories and, in turn, have an obligation to provide electric service to those customers. In return, the state utility commissions have established rates on a cost-of-service basis, which are designed to allow us an opportunity to recover our costs of providing services and to earn a reasonable return on our investments.
We deliver electricity to customers in Utah, Wyoming and Idaho under the trade name Rocky Mountain Power and to customers in Oregon, Washington and California under the trade name Pacific Power.
We are an indirect subsidiary of Berkshire Hathaway Energy Company (“BHE”), a holding company based in Des Moines, Iowa that owns a highly diversified portfolio of locally managed businesses principally engaged in the energy industry and is a consolidated subsidiary of Berkshire Hathaway Inc. BHE controls substantially all of our voting securities, which include both common and preferred stock.
Our principal executive offices are located at 825 N.E. Multnomah Street, Portland, Oregon 97232, and our telephone number is (888) 221-7070.
For additional information concerning our business and affairs, including our capital requirements, external financing arrangements and pending legal and regulatory proceedings, including descriptions of those laws and regulations to which we are subject, prospective purchasers should refer to the documents incorporated by reference into this prospectus as described in the section entitled “Where You Can Find More Information.”

RISK FACTORS

Investing in our Securities involves risk. Before purchasing any Securities we offer, you should carefully consider the risk factors described in our periodic reports filed with the SEC and the following risk factors related to the Securities, as well as the other information contained in this prospectus, any prospectus supplement and the information incorporated by reference herein in order to evaluate an investment in our Securities. See “Forward-Looking Statements” and “Where You Can Find More Information” in this prospectus. Additional risks and uncertainties that are not yet identified or that we currently believe are immaterial may also materially harm our business, operating results and financial condition and could result in a loss on your investment.

We have not appraised the collateral subject to the mortgage securing our Additional Bonds (“Mortgage”) and, if there is a default or a foreclosure sale, the value of the collateral may not be sufficient to repay the holders of any Additional Bonds.

We have not made any formal appraisal of the value of the collateral subject to the Mortgage, which will secure any Additional Bonds. The value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers, the timing of the sale of the collateral and other factors. We cannot assure you that the proceeds from a sale of all of the collateral would be sufficient to satisfy the amounts outstanding under the Additional Bonds and our other first mortgage bonds secured by the same collateral or that such payments would be made in a timely manner. If the proceeds were not sufficient to repay amounts outstanding under the Additional Bonds, then holders of the Additional Bonds, to the extent not repaid from the proceeds of the sale of the collateral, would only have an unsecured claim against our remaining assets.

There is no existing market for the Securities, and we cannot assure you that an active trading market for the Securities will develop.

We do not intend to apply for listing of the Securities on any securities exchange or automated quotation system. There can be no assurance as to the liquidity of any market that may develop for the Securities. Accordingly, the ability of holders to sell the Securities that they hold or the price at which holders will be able to sell the Securities may be limited. Future trading prices of the Securities will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities.

We do not know whether an active trading market will develop for the Securities. To the extent that an active trading market does develop, the price at which a holder may be able to sell the Securities that it holds, if at all, may be less than the price paid for them. Consequently, a holder may not be able to liquidate its investment readily, and the Securities may not be readily accepted as collateral for loans.

The terms of the Mortgage and the supplemental indentures do not prohibit us from incurring additional indebtedness, which could adversely affect our financial condition.

The terms of the Mortgage and the supplemental indentures do not prohibit us from incurring indebtedness in addition to the Additional Bonds. Accordingly, we could enter into acquisitions, refinancings, recapitalizations or other highly leveraged transactions that could significantly increase our total amount of outstanding indebtedness. The interest payments needed to service this increased level of indebtedness could have a material adverse effect on our operating results. A highly leveraged capital structure could also impair our overall credit quality, making it more difficult for us to finance our operations, and could result in a downgrade in the ratings of our indebtedness, including the Additional Bonds, by credit rating agencies.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

Six-Month
Period Ended	Years Ended December 31,
June 30, 2018	2017	2016	2015	2014	2013
3.0x	3.9x	3.9x	3.7x	3.6x	3.5x

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds to be received by us from the issuance and sale of the Securities will initially become part of our general funds and will be used for capital expenditures or utility asset purchases, to repay all or a portion of our short- or long-term borrowings and for general corporate purposes.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement filed with the SEC. The registration statement contains additional information and exhibits not included in this prospectus and refers to documents that are filed as exhibits to other SEC filings. We file annual, quarterly and current reports and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information regarding the operation of its Public Reference Room. Our SEC filings can also be accessed through the Financial Information subsection within the About Us section of our website at www.pacificorp.com. The information found on our website, other than any of our SEC filings that are incorporated by reference herein, is not part of this prospectus.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and later information that we file with the SEC will automatically update or supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (but only to the extent the information therein is filed and not furnished), including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, until all of the Securities covered by this prospectus have been sold:

•	Annual Report on Form 10-K for the year ended December 31, 2017;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018; and

•	Current Reports on Form 8-K filed on January 11, 2018 and July 13, 2018.

Upon written request, we will deliver a copy of these filings (other than exhibits to such documents unless such exhibits are specifically incorporated by reference therein), at no cost to you, by writing or telephoning us at the following address:

    PacifiCorp
    825 N.E. Multnomah Street, Suite 1900
    Portland, Oregon 97232
    Telephone: (888) 221-7070
    Attention: Treasury

You should rely only on the information contained in, or incorporated by reference in, this prospectus and the prospectus supplement. We have not, and any underwriters, agents or dealers have not, authorized anyone else to provide you with different information. We are not, and any underwriters, agents or dealers are not, making an offer of these Securities in any state where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and the prospectus supplement is accurate as of any date other than the date on the front of the prospectus supplement or that the information incorporated by reference in this prospectus is accurate as of any date other than the date on the front of those documents.

DESCRIPTION OF ADDITIONAL BONDS

General

Additional Bonds may be issued from time to time under our Mortgage and Deed of Trust, dated as of January 9, 1989, as amended and supplemented (the “Mortgage”), with The Bank of New York Mellon Trust Company, N.A. (as successor trustee to JPMorgan Chase Bank, N.A.) (the “Mortgage Trustee”). The following summary is subject to the provisions of and is qualified by reference to the Mortgage, a copy of which is incorporated by reference as an exhibit to this Registration Statement. Whenever particular provisions or defined terms in the Mortgage are referred to herein, those provisions or defined terms are incorporated by reference herein. Section and Article references used below are references to provisions of the Mortgage unless otherwise noted. When we refer to “bonds,” we refer to all first mortgage bonds issued under the Mortgage, including the Additional Bonds.

We expect to issue Additional Bonds in the form of fully registered bonds and, except as may be set forth in any prospectus supplement relating to those Additional Bonds, in denominations of $2,000 and any integral multiples of $1,000 in excess thereof. The Additional Bonds may be transferred without charge, other than for applicable taxes or other governmental charges, at the offices of the Mortgage Trustee. Any Additional Bonds issued will be equally and ratably secured with all other bonds issued under the Mortgage. See “Book-Entry, Delivery and Form.”

Maturity and Interest Payments

The prospectus supplement relating to any Additional Bonds will set forth the date or dates on which those Additional Bonds will mature, the rate or rates per annum at which those Additional Bonds will bear interest and the times at which any interest will be payable. Those terms, as well as other terms and conditions of the Additional Bonds, including those related to redemption and purchase referred to under “Redemption or Purchase of Additional Bonds” below, will be established by resolution of our Board of Directors at the time we issue the Additional Bonds.

Redemption or Purchase of Additional Bonds

The prospectus supplement relating to any Additional Bonds will set forth the redemption or repurchase terms and other specific terms of those Additional Bonds.

If, at the time notice of redemption is given, the redemption amount is not held by the Mortgage Trustee, the redemption may be made subject to the receipt of the redemption amount by the Mortgage Trustee on or before the date fixed for redemption. Such redemption notice will be of no effect unless the redemption amount is received. (Section 12.02)

The Mortgage, as described below, contains provisions for the maintenance of the Mortgaged and Pledged Property. There is no sinking or analogous fund in the Mortgage.

Cash deposited under any provisions of the Mortgage may, upon the request of the Company, be applied (with specific exceptions) to the redemption or repurchase of bonds of any series. (Section 7.03, Section 12.05 and Section 13.06)

Security and Priority

The Additional Bonds will be issued under the Mortgage and secured by a first mortgage lien on certain utility property owned from time to time by us and/or by Class “A” Bonds, if any, held by the Mortgage Trustee. (Section 10.02)

There are excepted from the Mortgage, among others, all cash and securities (except those specifically deposited); equipment, materials or supplies held for sale or other disposition; any fuel and similar consumable materials and supplies; automobiles, other vehicles, aircraft, boats and vessels; timber, crops, minerals, mineral rights and royalties; receivables, contracts, leases and operating agreements (except those specifically pledged); electric energy, gas, water, steam and other products for sale, distribution or other use; natural gas wells; gas transportation lines or other property used in the sale of natural gas to customers or to a natural gas distribution or pipeline company, up to the point of connection with any distribution system; our interest in the Wyodak Facility; and all properties that have been released from the discharged Mortgages and Deeds of Trust, as supplemented, of Pacific Power & Light Company and Utah Power & Light Company and that PacifiCorp, a Maine corporation, or Utah Power & Light Company, a Utah corporation, contracted to dispose of, but title to which had not passed at the date of the Mortgage. The lien of the Mortgage is also subject to Excepted Encumbrances, including tax and construction liens, purchase money liens and other specific exceptions. (Section 1.06) We have reserved the right, without any consent or other action by holders of bonds of the Ninth Series or any subsequently created series of bonds, to amend the Mortgage in order to except from the lien of the Mortgage allowances allocated to steam-electric generating plants owned by us, or in which we have interests, pursuant to Title IV of the Clean Air Act Amendments of 1990, as now in effect or as hereafter supplemented or amended. (See Section 2.01 of the Twenty-Ninth Supplemental Indenture)

The Mortgage contains provisions subjecting after-acquired property to the mortgage lien thereof. These provisions may be limited, at our option, in the case of consolidation or merger (whether or not we are the surviving corporation), conveyance or transfer of all or substantially all of the utility property of another electric utility company to us or sale of substantially all of our assets. (Section 18.03) In addition, after-acquired property may be subject to a Class “A” Mortgage, purchase money mortgages and other liens or defects in title.

The Mortgage provides that the Mortgage Trustee shall have a lien on the mortgaged property, prior to the holders of bonds, for the payment of its reasonable compensation and expenses and for indemnity against certain liabilities. (Section 19.09)

Issuance of Additional Bonds

The maximum principal amount of bonds that may be issued under the Mortgage is unlimited. Bonds of any series may be issued from time to time on the basis of:

(1)	70% of qualified Property Additions after adjustments to offset retirements;

(2)	Class “A” Bonds (which need not bear interest) delivered to the Mortgage Trustee;

(3)	retirement of bonds or certain prior lien bonds; and/or

(4)	deposits of cash.
With certain exceptions in the case of clauses (2) and (3) above, the issuance of bonds is subject to our Adjusted Net Earnings for 12 consecutive months out of the preceding 15 months, before interest expense and income taxes, being at least twice the Annual Interest Requirements on all outstanding bonds issued under the Mortgage, all outstanding Class “A” Bonds held other than by the Mortgage Trustee, all other indebtedness secured by a lien prior to the lien of the Mortgage and all bonds then applied for in pending bond issuance applications under the Mortgage. In general, interest on variable interest bonds, if any, is calculated using the rate then in effect. (Section 1.07 and Articles IV through VII)

Property Additions generally include electric, gas, steam and/or hot water utility property but not fuel, securities, automobiles, other vehicles or aircraft, or property used principally for the production or gathering of natural gas. (Section 1.04)

The issuance of bonds on the basis of Property Additions subject to prior liens is restricted. Bonds may, however, be issued against the deposit of Class “A” Bonds. (Sections 1.04 through 1.06 and Articles IV and V)

Release and Substitution of Property

Property subject to the Mortgage may be released on the basis of:

(1)	the release of that property from a Qualified Lien;

(2)	the deposit of cash or, to a limited extent, purchase money mortgages;

(3)	Property Additions, after making adjustments for certain prior lien bonds outstanding against Property Additions; and/or

(4)	a waiver of the right to issue bonds on the basis of the released property.
Funded Cash, as defined in Section 1.05 of the Mortgage, may be withdrawn upon the bases stated in (3) and (4) above. Property that does not constitute Funded Property, as defined in Section 1.05 of the Mortgage, may be released without substituting other Funded Property. Similar provisions are in effect as to cash proceeds from such property. The Mortgage contains special provisions with respect to certain prior lien bonds deposited and disposition of moneys received in respect of deposited prior lien bonds. (Sections 1.05, 7.02, 9.05, 10.01 through 10.04 and 13.03 through 13.09)

Merger or Consolidation

The Mortgage provides that in the event of the merger or consolidation of another company with or into us or the conveyance or transfer to us by another company of all or substantially all of that company’s property that is of the same character as Property Additions, as defined in the Mortgage, an existing mortgage constituting a first lien on operating properties of that other company may be designated by us as a Class “A” Mortgage. (Section 11.06) Bonds thereafter issued pursuant to the additional mortgage would be Class “A” Bonds and could provide the basis for the issuance of bonds under the Mortgage.

Certain Covenants

The Mortgage contains a number of covenants by us for the benefit of the holders of the bonds, including provisions requiring us to maintain the mortgaged property as an operating system or systems capable of engaging in all or any of the generating, transmission, distribution or other utility businesses described in the Mortgage. (Article IX)

Dividend Restrictions

The Mortgage provides that we may not declare or pay dividends (other than dividends payable solely in shares of our common stock) on any shares of our common stock if, after giving effect to the declaration or payment, we would not be able to pay our debts as they become due in the usual course of business. (Section 9.07) The notes to our audited consolidated financial statements included in our Report on Form 10-K incorporated by reference herein contain information relating to other restrictions.

Foreign Currency Denominated Bonds

The Mortgage authorizes the issuance of bonds denominated in foreign currencies, provided that we deposit with the Mortgage Trustee a currency exchange agreement with an entity having, at the time of the deposit, a financial rating at least as high as our financial rating that, in the opinion of an independent accountant, appraiser or other expert, gives us at least as much protection against currency exchange fluctuation as is usually obtained by similarly situated borrowers. (Section 2.03) We believe that this type of currency exchange agreement will provide effective protection against currency exchange fluctuations. However, if the other party to the exchange agreement defaults and the foreign currency is valued higher at the date of maturity than at the date of issuance of the relevant bonds, holders of those bonds would have a claim on our assets that is greater than the claim to which holders of dollar-denominated bonds issued at the same time would be entitled.

The Mortgage Trustee

The Bank of New York Mellon Trust Company, N.A. or its affiliates may act as a lender, trustee or agent under other agreements and indentures involving us and our affiliates.

Modification

The rights of bondholders may be modified with the consent of holders of at least 60% of the principal amount of the bonds outstanding, or, if not all series of bonds are adversely affected, the consent of the holders of at least 60% of the principal amount of the outstanding bonds adversely affected. In general, no modification of the terms of payment of principal, premium, if any, or interest and no modification affecting the lien or reducing the percentage required for modification is effective against any bondholder without the consent of the holder. (Section 21.07)

Unless we are in default in the payment of the interest on any bonds then Outstanding under the Mortgage or there is a Default under the Mortgage, the Mortgage Trustee generally is required to vote Class “A” Bonds held by it with respect to any amendment of the applicable Class “A” Mortgage proportionately with the vote of the holders of all Class “A” Bonds then actually voting. (Section 11.03)

Defaults and Notice Thereof

“Defaults” are defined in the Mortgage as:

(1)	default in payment of principal;

(2)	default for 60 days in payment of interest or an installment of any fund required to be applied to the purchase or redemption of any bonds;

(3)	default in payment of principal or interest with respect to certain prior lien bonds;

(4)	certain events in bankruptcy, insolvency or reorganization;

(5)	default in other covenants for 90 days after notice; or

(6)
the existence of any default under a Class “A” Mortgage that permits the declaration of the principal of all the bonds secured by the Class “A” Mortgage and the interest accrued thereupon due and payable. (Section 15.01)

An effective default under any Class “A” Mortgage or under the Mortgage will result in an effective default under all those mortgages. The Mortgage Trustee may withhold notice of default (except in payment of principal, interest or funds for retirement of bonds) if it determines that it is not detrimental to the interests of the bondholders. (Section 15.02)

The Mortgage Trustee or the holders of 25% of the principal amount of the bonds outstanding may declare the principal and interest due and payable on Default, but a majority may annul the declaration if the Default has been cured. (Section 15.03) No holder of bonds may enforce the lien of the Mortgage unless the Mortgage Trustee is given written notice of a Default and the Mortgage Trustee fails to act after the holders of 25% of the principal amount of the bonds outstanding have requested in writing the Mortgage Trustee to act, offered it reasonable opportunity to act and offered an indemnity satisfactory to it against the costs, expenses and liabilities that may be incurred when enforcing the lien. (Section 15.16) The holders of a majority of the bonds may direct the time, method and place of conducting any proceedings for any remedy available to the Mortgage Trustee or exercising any trust or power conferred on the Mortgage Trustee. (Section 15.07) The Mortgage Trustee is not required to risk its funds or incur personal liability if there is reasonable ground for believing that repayment is not reasonably assured. (Section 19.08)

Defeasance

Under the terms of the Mortgage, we will be discharged from any and all obligations under the Mortgage in respect of the bonds of any series if we deposit with the Mortgage Trustee, in trust, moneys or government obligations, in an amount sufficient to pay all the principal of, premium (if any) and interest on, the bonds of those series or portions thereof, on the redemption date or maturity date thereof, as the case may be. The Mortgage Trustee need not accept the deposit unless it is accompanied by an opinion of counsel to the effect that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or, (b) since the date of the Mortgage, there has been a change in applicable federal income tax law, in either case to the effect that, and based thereon the opinion of counsel shall confirm that, the holders of the bonds or the right of payment of interest thereon (as the case may be) will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, and/or ensuing discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if the deposit and/or discharge had not occurred. (Section 20.02)

Upon the deposit, our obligation to pay the principal of (and premium, if any) and interest on those bonds shall cease, terminate and be completely discharged and the holders of such bonds shall thereafter be entitled to receive payment solely from the funds deposited. (Section 20.02)

BOOK-ENTRY, DELIVERY AND FORM

Unless we indicate differently in a prospectus supplement, the Additional Bonds initially will be issued in book-entry form and represented by one or more global bonds without interest coupons. The global bonds will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary, or DTC, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing Additional Bonds under the limited circumstances described below, a global bond may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global bonds deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of global bonds with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the global bonds. DTC has no knowledge of the actual beneficial owners of the global bonds. DTC’s records reflect only the identity of the direct participants to whose accounts the global bonds are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the Additional Bonds are in book-entry form, you will receive payments and may transfer the Additional Bonds only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable Additional Bonds, where notices and demands in respect of the Additional Bonds and the Mortgage may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the Additional Bonds of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the Additional Bonds of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the Additional Bonds. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the Additional Bonds of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as Additional Bonds are in book-entry form, we will make payments on those Additional Bonds to the depositary or its nominee, as the registered owner of such Additional Bonds, by wire transfer of immediately available funds. If Additional Bonds are issued in definitive certificated form under the limited circumstances described below, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

Redemption proceeds on the Additional Bonds will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Neither we, the Mortgage Trustee nor any agent of ours or of the Mortgage Trustee has or will have any responsibility or liability for:

(1)    any aspect of DTC’s records or any participant’s or indirect participant’s records relating to, or payments made on account of, beneficial ownership interests in the Additional Bonds or for maintaining, supervising or reviewing any of DTC’s records or any participant’s or indirect participant’s records relating to the beneficial ownership interests in the Additional Bonds; or

(2)    any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

Except under the limited circumstances described below, purchasers of Additional Bonds will not be entitled to have such Additional Bonds registered in their names and will not receive physical delivery of such Additional Bonds. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the Additional Bonds and the Mortgage.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in the Additional Bonds.

DTC may discontinue providing its services as securities depositary with respect to the Additional Bonds at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, certificates representing the Additional Bonds are required to be printed and delivered.

As noted above, beneficial owners of a particular series of Additional Bonds generally will not receive certificates representing their ownership interests in those Additional Bonds. However, if:

•
DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of Additional Bonds or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion and subject to DTC’s procedures, not to have such Additional Bonds represented by one or more global securities; or

•	an Event of Default has occurred and is continuing with respect to such series of Additional Bonds,

we will prepare and deliver certificates for such Additional Bonds in exchange for beneficial interests in the global bonds. Any beneficial interest in a global bond that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for Additional Bonds in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global bonds.

We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that are believed to be reliable, but we take no responsibility for the accuracy of this information.

PLAN OF DISTRIBUTION

We may sell the Securities through underwriters, dealers or agents, or directly to one or more purchasers. The prospectus supplement with respect to the Securities being offered will set forth the specific terms of the offering of those Securities, including the name or names of any underwriters, dealers or agents, the purchase price of those Securities and the proceeds to us from the sale, any underwriting discounts, agency fees and other items constituting underwriters’ or agents’ compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If we use underwriters to sell Securities, we will enter into an underwriting agreement with the underwriters. Those Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, at a fixed public offering price, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The underwriter or underwriters with respect to a particular underwritten offering of Securities will be named in the prospectus supplement relating to that offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of the prospectus supplement. Any underwriting compensation paid by us to the underwriters or agents in connection with an offering of Securities, and any discounts, concessions or commissions allowed by underwriters to dealers, will be set forth in the applicable prospectus supplement to the extent required by applicable law. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the Securities will be subject to specific conditions, and the underwriters will be obligated to purchase all of the offered Securities if any are purchased.

If a dealer is used in the sale of any Securities, we will sell those Securities to the dealer, as principal. The dealer may then resell the Securities to the public at varying prices to be determined by the dealer at the time of resale. The name of any dealer involved in a particular offering of Securities and any discounts or concessions allowed or reallowed or paid to the dealer will be set forth in the prospectus supplement relating to that offering.

The Securities may be sold directly by us or through agents designated by us from time to time. We will describe the terms of any direct sales in a prospectus supplement. Any agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of any of the Securities will be named, and any commissions payable by us to the agent will be set forth, in the prospectus supplement relating to that offer or sale. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment.

In connection with a particular underwritten offering of Securities, and in compliance with applicable law, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the classes or series of Securities offered, including stabilizing transactions and syndicate covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Securities, which may be higher than the price that might otherwise prevail in the open market, and if commenced, may be discontinued at any time. A description of these activities, if any, will be set forth in the prospectus supplement relating to that offering.

Underwriters, dealers or agents and their associates may be customers of, engage in transactions with or perform services for us and our affiliates in the ordinary course of business.

We will indicate in a prospectus supplement the extent to which we anticipate that a secondary market for the Securities will be available. Unless we inform you otherwise in a prospectus supplement, we do not intend to apply for the listing of any series of the Securities on a national securities exchange. If the Securities of any series are sold to or through underwriters, the underwriters may make a market in such Securities, as permitted by applicable laws and regulations. No underwriter would be obligated, however, to make a market in the Securities, and any market-making could be discontinued at any time at the sole discretion of the underwriters. Accordingly, we cannot assure you as to the liquidity of, or trading markets for, the Securities of any series.

Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be “underwriters” within the meaning of, and any discounts and commissions received by them and any profit realized by them on resale of those Securities may be deemed to be underwriting discounts and commissions under, the Securities Act. Subject to some conditions, we may agree to indemnify the several underwriters, dealers or agents and their controlling persons against specific civil liabilities, including liabilities under the Securities Act, or to contribute to payments that person may be required to make in respect thereof.

During such time as we may be engaged in a distribution of the securities covered by this prospectus we are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes us, any affiliated purchasers and any broker-dealer or other person who participates in such distributing from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also restricts bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our securities.

LEGAL MATTERS

The validity of the Securities will be passed upon for us by Perkins Coie LLP, counsel to the Company, 1120 N.W. Couch Street, Tenth Floor, Portland, Oregon 97209.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from PacifiCorp’s Annual Report on Form 10-K for the year ended December 31, 2017 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim consolidated financial information for the periods ended March 31, 2018 and 2017 and June 30, 2018 and 2017, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in PacifiCorp’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim consolidated financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim consolidated financial information because those reports are not ‘‘reports’’ or a ‘‘part’’ of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Costs and expenses payable by us in connection with the issuance and distribution of the Securities being registered are set forth as follows:

Registration fee	$249,000
Legal fees and expenses	*
Accounting fees and expenses	*
Trustee fees	*
Rating agency fees	*
Indenture recording fees	*
Printing and delivery of registration statement, prospectus, certificates, etc.	*
Miscellaneous expenses	*
Total	$ *
______________________
    * To be provided in an amendment or filing, or exhibit thereto, filed with the SEC.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company’s directors and officers pursuant to the following provisions or otherwise, the Company has been advised that, although the validity and scope of the governing statute have not been tested in court, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

The Company’s Third Restated Articles of Incorporation (“Restated Articles”), and Bylaws, as amended (“Bylaws”), require the Company to indemnify directors and officers to the fullest extent not prohibited by law. The right to and amount of indemnification ultimately will be subject to determination by a court that indemnification in the circumstances presented is consistent with public policy considerations and other provisions of law. It is likely, however, that the Restated Articles would require indemnification at least to the extent that indemnification is authorized by the Oregon Business Corporation Act (“OBCA”). The effect of the OBCA is summarized as follows:

(a)      The OBCA permits the Company to grant a right of indemnification in respect of any pending, threatened or completed action, suit or proceeding, other than an action by or in the right of the Company, against reasonable expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually incurred, provided the person concerned acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Indemnification is not permitted in connection with a proceeding in which a person is adjudged liable to the Company or the person is adjudged liable on the basis that personal benefit was improperly received unless indemnification is permitted by a court upon a finding that the person is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances. The termination of a proceeding by judgment, order, settlement, conviction or plea of nolo contendere or its equivalent is not, of itself, determinative that the person did not meet the prescribed standard of conduct.

(b)      The OBCA permits the Company to grant a right of indemnification in respect of any proceeding by or in the right of the Company against the reasonable expenses (including attorneys’ fees) incurred, if the person concerned acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification may be granted if that person is adjudged to be liable to the Company unless indemnification is permitted by a court upon finding that the person is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances.

(c)      Under the OBCA, the Company may not indemnify a person in respect of a proceeding described in (a) or (b) above unless one of the following determines that indemnification is permissible because the person has met the prescribed standard of conduct:

(1)	the Board of Directors of the Company (the “Board”), by majority vote of a quorum consisting of directors not at the time parties to the proceeding;

(2)	if a quorum of directors not parties to the proceeding cannot be obtained, by a majority vote of a committee of two or more directors not at the time parties to the proceeding;

(3)	by special legal counsel selected by the Board or the committee thereof, as described in (1) and (2) above;

(4)
if special legal counsel cannot be selected as described in (3) above, then by special legal counsel selected by majority vote of the full Board, including directors who are parties to the proceeding; or

(5)	by the shareholders.
Authorization of the indemnification and evaluation as to the reasonableness of expenses are to be determined as specified in any one of (1) through (5) above, except that if the determination of that indemnification’s permissibility is made by special legal counsel, then authorization of indemnification and evaluation as to the reasonableness of those expenses is to be made by those entitled to select special legal counsel. Indemnification can also be ordered by a court if the court determines that indemnification is fair in view of all of the relevant circumstances. Notwithstanding the foregoing, every person who has been wholly successful, on the merits or otherwise, in defense of a proceeding described in (a) or (b) above is entitled to be indemnified as a matter of right against reasonable expenses incurred in connection with the proceeding.

(d)     Under the OBCA, the Company may pay for or reimburse the reasonable expenses incurred in defending a proceeding in advance of the final disposition thereof if the director or officer receiving the advance furnishes (i) a written affirmation of the director’s or officer’s good faith belief that he or she has met the prescribed standard of conduct and (ii) a written undertaking to repay the advance if it is ultimately determined that that person did not meet the standard of conduct.

The rights of indemnification described above are not exclusive of any other rights of indemnification to which officers or directors may be entitled under any agreement, vote of shareholders, action of directors or otherwise. Resolutions adopted by the Board require the Company to indemnify directors and officers of the Company to the fullest extent permitted by law and are intended to create an obligation to indemnify to the fullest extent a court may find to be consistent with public policy considerations.

In addition, under the form of underwriting agreement that the Company expects to enter into in connection with any issuance of the Securities, in certain circumstances, the underwriters will agree to indemnify the Company against certain liabilities, including liabilities under the Securities Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)      Exhibits

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of First Mortgage Bond Underwriting Agreement.

4.1
Mortgage and Deed of Trust dated as of January 9, 1989, between PacifiCorp and The Bank of New York Mellon Trust Company, N.A., as successor Trustee, incorporated by reference to Exhibit 4-E, Form 8-B, File No. 1-5152, as supplemented and modified by 29 Supplemental Indentures, each incorporated by reference.

Exhibit No.	File Type	Period or File Date	File Number

(4)(b)(a)	SE	November 2, 1989	33-31861
(4)(a)(a)	8-K	January 9, 1990	1-5152
(4)(a)(a)	8-K	September 11, 1991	1-5152
(4)(a)(a)	8-K	January 7, 1992	1-5152
(4)(a)(a)	10-Q	Quarter ended March 31, 1992	1-5152
(4)(a)(a)	10-Q	Quarter ended September 30, 1992	1-5152
(4)(a)(a)	8-K	April 1, 1993	1-5152
(4)(a)(a)	10-Q	Quarter ended September 30, 1993	1-5152
4(a)	10-Q	Quarter ended June 30, 1994	1-5152
4(b)	10-K	Year ended December 31, 1994	1-5152
4(b)	10-K	Year ended December 31, 1995	1-5152
4(b)	10-K	Year ended December 31, 1996	1-5152
4(b)	10-K	Year ended December 31, 1998	1-5152
99(a)	8-K	November 21, 2001	1-5152
4.1	10-Q	Quarter ended June 30, 2003	1-5152
99	8-K	September 8, 2003	1-5152
4	8-K	August 24, 2004	1-5152
4	8-K	June 13, 2005	1-5152
4.2	8-K	August 14, 2006	1-5152
4	8-K	March 14, 2007	1-5152
4.1	8-K	October 3, 2007	1-5152
4.1	8-K	July 17, 2008	1-5152
4.1	8-K	January 8, 2009	1-5152
4.1	8-K	May 12, 2011	1-5152
4.1	8-K	January 6, 2012	1-5152
4.1	8-K	June 6, 2013	1-5152
4.1	8-K	March 13, 2014	1-5152
4.1	8-K	June 19, 2015	1-5152
4.1	8-K	July 13, 2018	1-5152

4.2	Form of Additional Bond.

5.1	Opinion of Perkins Coie LLP.

12.1	Statements of Computation of Ratio of Earnings to Fixed Charges.

15.1	Awareness Letter of Deloitte & Touche LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Perkins Coie LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page hereto).

25.1
Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of The Bank of New York Mellon Trust Company, N.A., as Trustee, under the Mortgage and Deed of Trust, dated as of January 9, 1989, between the Company and The Bank of New York Mellon Trust Company, N.A.

_______________________
(a)    Not available electronically on the SEC website as it was filed in paper previous to the electronic system currently in place.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(B)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(C)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(A), (a)(1)(B) and (a)(1)(C) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(A)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(B)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(C)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(D)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)
That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on September 28, 2018.

PACIFICORP

By:	/s/ Nikki L. Kobliha
Nikki L. Kobliha
Director, Vice President, Chief Financial Officer and Treasurer(principal financial and accounting officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, Nikki L. Kobliha and Jeffery B. Erb, as his or her true and lawful attorneys-in-fact and agents, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-3, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been duly signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ William J. Fehrman	Chairman of the Board of Directors and Chief	September 28, 2018
William J. Fehrman	Executive Officer (principal executive officer)

/s/ Nikki L. Kobliha	Director, Vice President, Chief Financial Officer and	September 28, 2018
Nikki L. Kobliha	Treasurer (principal financial and accounting officer)

/s/ Stefan A. Bird	Director	September 28, 2018
Stefan A. Bird

/s/ Cindy A. Crane	Director	September 28, 2018
Cindy A. Crane

/s/ Patrick J. Goodman	Director	September 28, 2018
Patrick J. Goodman

/s/ Natalie L. Hocken	Director	September 28, 2018
Natalie L. Hocken